AVIAT NETWORKS 5200 Great America Parkway Santa Clara, CA 95054 United States WWW.AVIATNETWORKS.COM

December 22, 2014

Michael Shahbazian
1292 Estate Drive
Los Altos, CA 94024

Dear Michael:
I am pleased to invite you to join Aviat Networks, an industry leader in the wireless network solutions market.
Please consider this a formal offer of employment with Aviat Networks as interim Chief Financial Officer, reporting to Michael Pangia, CEO. Your monthly salary will be $30,000 USD.
Equity Grant
Effective with your date of hire, December 29, 2014 and subject to appropriate Board level approval, you will receive an equity grant of restricted shares valued at $61,333. The number of shares granted will be determined by using the closing price of AVNW on the day this agreement is approved by the Aviat Networks Board of Directors. 1/2 of the total grant, will vest on the last business day of each month following your date of hire (January 30, 2015 & February 27, 2015) assuming you meet the requirement of continued employment with Aviat Networks.
Term of Assignment
The initial term of this agreement is for 62 days, and is renewable for an additional month(s) with mutual agreement by both parties.
Benefits
I believe you will find our comprehensive benefit package to be among the finest in the industry. The package includes benefits such as vacation, paid sick leave, paid holidays, shared medical and dental insurance, life- insurance, short-term disability, long-term disability, and educational assistance, some of which you may select at your option.

Aviat Networks offers a deferred compensation option that includes a Pre-Tax and After-Tax Savings Program (401K). Based on your eligible compensation, you can defer up to 25% of your pay (subject to IRS limits) on a pre-tax basis. The program offers a variety of professionally managed investment funds, loans, tax-sheltered investment growth, and an interactive system to manage your account. You are eligible to participate in the 401K Program immediately upon joining Aviat Networks.

As an interim officer, you will be covered under the Director and Officer insurance available through Company’s current Director and Office insurance coverage and broad form corporate indemnification as specified under the Delaware Statute.

The details of your Aviat Networks benefits are outlined in the enclosed materials.

Finally, please note that this offer is contingent upon the following:

You must accept this offer on or before Tuesday December 23, 2014.

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You must pass a drug test prior to commencing employment. In the event that you are permitted to begin work prior to Aviat Networks Network’s receipt of your test result, and you do not pass the test, you understand that you will be separated from employment immediately. A positive drug test result will cause you to be ineligible from being hired for at least 12 months;

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You must undergo background and reference checks with results that are satisfactory to Aviat Networks. In the event that the results of your background and/or reference checks are unsatisfactory, Aviat Networks reserves the right to withdraw this employment offer or, if you have already commenced work, to terminate your employment immediately (it is also understood that Aviat Networks Network’s obligations regarding its offer of relocation assistance shall cease and no relocation costs will be paid on your behalf);

•	You will be required to sign the Aviat Networks Employee Agreement form (a sample of which is enclosed) at new hire orientation;

•	You must execute and timely return all forms and other documents required for Aviat Networks to complete the employment process, including the enclosed acknowledgment and acceptance;

•	You must provide information and documentation sufficient to complete the required I-9 form and to demonstrate that you are able to lawfully work for Aviat Networks.

If you have any questions regarding this offer, please contact me at 408-567-7138 or e-mail Stephen.Beyer @aviatnet.com.

Sincerely,

/s/ Stephen Beyer
Stephen Beyer

Senior Director Global HR Operations
Aviat Networks

Acknowledgment and Acceptance

This offer letter constitutes the full, complete and final agreement between Aviat Networks and me regarding the terms of my initial employment.
My signature below confirms that I accept this offer of employment made by Aviat Networks, as well as the terms and conditions described in the offer. I understand that this offer does not constitute a contract of employment or a guarantee of continued employment for any period.

Accepted and Agreed:	/s/ Michael Shahbazian	Date:	December 23, 2014

Anticipated Start Date:	December 29, 2014

Please return the signed offer form via electronic copy to Stephen.Beyer@aviatnet.com.